Code of Ethics/Personal Trading

The Adviser and the Trust have adopted the policies and procedures described in this section of the Manual (the “Code of Ethics” or “Code”) in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including state and federal securities laws and regulations. In particular, Rule 204A-1 (the “Rule”) under the Advisers Act and Rule 17j-1 under the 1940 Act requires the Adviser and Trust, respectively, to adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice or course of business prohibited by the Rule.

“Access Person” means (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other Employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients, or who is involved in making recommendations with respect to purchases or sales of securities. The Company does not have sufficient physical or electronic barriers in place to prevent all Employees from accessing information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients. As a result, the Company treats all Employees as Access Persons for the purpose of this Code.

This Code is predicated on the principle that the Company owes a fiduciary duty to its Clients. Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, the Company’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

In addition, this Code of Ethics has been adopted to ensure that Employees who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company or its Clients. It is the responsibility of each Employee to understand the various laws applicable to such Employee, and to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or its Clients, or otherwise take unfair advantage of the Company or its Clients.

The Code does not address every possible situation that may arise, consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the CCO. Any questions regarding the Company’s Code of Ethics should be referred to the CCO.

Adopted: February 14, 2017